Exhibit 99.1
CHAPARRAL
CHAPARRAL RESOURCES, INC.

NEWS RELEASE
***For Immediate Release***
For further information:
Jan Moir
866-599-3822
Chaparral Stockholders Approve Merger
WHITE PLAINS, NEW YORK, September 29, 2006 — Stockholders of Chaparral Resources, Inc. (OTCBB: CHAR) (the “Company”) voted today at a special meeting in London, England to effect a merger with a wholly owned subsidiary of LUKOIL Overseas Holding Ltd. (“LUKOIL”). The proposed merger was approved by more than 70 percent of the votes eligible to be cast, and the closing of the merger was effective upon the acceptance of Delaware corporate filings on the same day.
“We appreciate that Chaparral’s stockholders recognized the benefits of the proposed merger and look forward to the successful integration of both companies,” said Boris Zilbermints, Regional Director of LUKOIL Overseas Holding Limited in Kazakhstan and former Chief Executive Officer of Chaparral.
The approved merger agreement among the Company, LUKOIL and NRL Acquisition Corp., which was executed on March 13, 2006, provides that a wholly owned subsidiary of LUKOIL, NRL Acquisition Corp., will merge with and into the Company and each issued and outstanding share of the Company’s common stock (other than shares held by LUKOIL or its affiliates and any shares with respect to which appraisal rights have been properly perfected under Delaware law) will be converted into the right to receive $5.80 in cash, without interest and less any applicable withholding taxes. With the close of the transaction, the Company ceased to be a publicly traded company and became an indirect wholly owned subsidiary of LUKOIL. Petrie Parkman & Co. served as the financial advisor to the Special Committee of the Board of Directors of the Company for this transaction, and Baker Botts L.L.P. were the legal advisors to the Special Committee of the Board of Directors of the Company.
Pursuant to the merger agreement, the officers and directors of NRL Acquisition Corp. will become the new officers and directors of the Company. All of the existing directors and officers of the Company, including Peter Dilling and Alan Berlin as independent directors, and Charles Talbot as Chief Financial Officer have resigned.
Holders of certificates representing shares of the Company’s common stock will be sent instructions regarding the surrender of those certificates to receive payment for those shares. It is anticipated that these instructions will be mailed within one week. Holders of common stock in “street name” — that is, without a stock certificate — should receive payment for their shares automatically from their broker or financial institution. It is expected that this process will begin within three business days.
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2 Gannett Drive, Suite 418, White Plains, New York 10604
866 599 3822 · 866 700 5091 Fax
www.chaparralresources.com

Chaparral Resources, Inc. News Release
September 29, 2006

For further information,
please contact:
Boris Zilbermints,                     Tel: +7 3172 591 100
Regional Director, Kazakhstan,
LUKOIL Overseas Holding Limited
Investor Relations
Jan Moir, Vice President
CHF Investor Relations
Tel: +1 416-868-1079
Fax: +1 416-868-6198
jan@chfir.com
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About Chaparral Resources, Inc. and OAO LUKOIL:
Chaparral Resources, Inc. is an oil and gas development and production company. The Company’s only operating asset is its participation in the development of the Karakuduk Field, in the Republic of Kazakhstan, through KKM, which is the operating company. The Company has directly and indirectly a 60% ownership interest in KKM with the other 40% ownership interest being held by Caspian Investments Resources Limited (“Caspian”). Caspian, an indirect subsidiary of OAO LUKOIL (“LUKOIL”), holds a majority interest in the Company. LUKOIL is one of the world’s leading vertically integrated oil & gas companies. The main activities of LUKOIL are exploration and production of oil & gas, production of petroleum products and petrochemicals, and marketing of these outputs. Most of the LUKOIL’s exploration and production activity is located in Russia, and its main resource base is in Western Siberia and most of the production is sold on the international market. LUKOIL petroleum products are sold in Russia, Eastern Europe, CIS countries and the USA. LUKOIL is the second largest private oil Company worldwide by proven hydrocarbon reserves. It has around 1.3% of global oil reserves and 2.1% of global oil production. LUKOIL dominates the Russian energy sector, with 18% of total Russian oil production and 18% of total Russian oil refining.
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